AMENDMENT

TO THE
SERINA THERAPEUTICS, INC.
2024 EQUITY INCENTIVE PLAN

THIS AMENDMENT TO THE SERINA THERAPEUTICS, INC. 2024 EQUITY INCENTIVE PLAN (this “Amendment”) is effective as of June 17, 2026. Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Plan (as defined below), and all section references shall refer to the Plan.

RECITALS

WHEREAS, Serina Therapeutics, Inc. (the “Company”) currently awards long-term compensation to certain non‑employee directors, employees, and consultants under its 2024 Equity Incentive Plan (as amended, the “Plan”);

WHEREAS, pursuant to Section 4.1(b) of the Plan, the number of shares of Common Stock reserved for issuance under the Plan increased automatically on January 1, 2026, to 3,210,478 shares of Common Stock; and

WHEREAS, the Board has determined that it is advisable and in the best interest of the Company, subject to the approval of the Company’s stockholders at the Company’s 2026 Annual Meeting of Stockholders, to amend the Plan to (i) to increase the number of shares of Common Stock reserved for issuance under the Plan by an additional 2,000,000 shares, from 3,210,478 shares to 5,210,478 shares, and (ii) to revise the definition of “Evergreen Date” to begin with the first day of the 2027 Fiscal Year, reflecting that the 2026 Evergreen Increase shares will be included in the increased Share Reserve.

NOW, THEREFORE, the Plan shall be amended effective as of the date hereof as follows:

1. Section 4.1(a) of the Plan is deleted in its entirety and replaced with the following:

“(a) Subject to adjustment in accordance with Section 4.1(b) and Section 11, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed 5,210,478 shares (the “Share Reserve”). The shares of Common Stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.”

2. Section 4.1(b) of the Plan is deleted in its entirety and replaced with the following:

“(b) The Share Reserve will increase automatically on the first day of each fiscal year of the Company (each, a “Fiscal Year”) beginning with the 2027 Fiscal Year and ending on (and including) the first day of the 2034 Fiscal Year (each, an “Evergreen Date”), in each case, in an amount equal to five percent (5%) of the outstanding shares of Common Stock on the last day of the immediately preceding Fiscal Year (each, an “Evergreen Increase”). Notwithstanding the foregoing, the Board may act prior to the Evergreen Date of a given Fiscal Year to provide that there will be no Evergreen Increase for such Fiscal Year, or that the Evergreen Increase for such Fiscal Year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence.”

3. Except as modified herein, all other terms and conditions of the Plan shall remain in full force and effect. In the event of a conflict between this Amendment and the Plan, this Amendment shall control.

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Plan, to be effective as of the date first written above.
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SERINA THERAPEUTICS, INC.

By: /s/ Steve Ledger
Name: Steve Ledger
Title: Chief Executive Officer

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